AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON [May 27], 2003
                              Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                [AMENDMENT NO. 1]


                                  FORM S-[3/A]


                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933

                                   ----------

                               INTELLI-CHECK, INC.
             (Exact name of registrant as specified in its charter)

          DELAWARE                                            11-3234779
 (State or other jurisdiction of                  (I.R.S. Employer Identification No.)
 incorporation or organization)

 246 CROSSWAYS PARK WEST                          FRANK MANDELBAUM,
 WOODBURY, NEW YORK 11797                         CHAIRMAN AND CHIEF  EXECUTIVE OFFICER
  (516) 992-1900                                  INTELLI-CHECK, INC.
                                                  246 CROSSWAYS PARK WEST
 (Address, including zip code and telephone       WOODBURY, NEW YORK 11797
 number, including area code, of registrant's     (516) 992-1900
 principal executive offices)                     (Name address and telephone number,
                                                  including area code, of agent for service)

                                   ----------

                                   Copies to:
                            DAVID H. LIEBERMAN, ESQ.
                            DIANE PHILLIPS, ESQ.
                            BECKMAN, LIEBERMAN & BARANDES, LLP
                            100 JERICHO QUADRANGLE
                            SUITE 225
                            JERICHO, NEW YORK 11753
                            (516) 822-4820

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box [ ].

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box [X].

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ].

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box [ ].

                         CALCULATION OF REGISTRATION FEE

                                                                Proposed                Proposed Maximum
Title of Each Class of                       Amount to be       Maximum Offering        Aggregate Offering        Amount of
Securities to be Registered(1)               Registered         Price Per Security      Price                     Registration Fee

Series A 8% Convertible Preferred
Stock, $.01 par value                             30,000               $     (4)         $             (2)        $      -0-

Common stock, $.001par value,
  underlying series A preferred stock (3)        454,545               $ 6.49(2)         $2,949,997.00 (2)        $   238.95

Warrants                                         113,636               $ 6.49(5)         $  770,452.08 (5)        $    62.41

Common stock underlying Warrants (3)             113,636               $     (5)         $             (5)        $      -0-

Total                                                                                                             $   301.36


(1) The securities being registered hereby consist of the following securities to be offered from time to time for resale by that certain selling securityholder: Series A 8% Convertible Preferred Stock; Common Stock underlying the Series A 8% Convertible Preferred Stock; Warrants; and Common Stock underlying the Warrants. The securities may be sold by the selling securityholder, affiliates of the selling securityholder, and other transferees of the securities.

(2) Estimated solely for the purpose of calculating the registration fee based upon the value of the Registrant's Common Stock into which the Series A 8% Convertible Preferred Stock may be converted (presently 15.15 shares of Common Stock per share of Series A 8% Convertible Preferred Stock for a total of 454,545). There currently is no trading market for the Series A 8% Convertible Preferred Stock. The Common Stock was valued pursuant to 457(c) based upon the average of the high and low price of the Common Stock on the American Stock Exchange on April 15, 2003 of $6.49.

(3) Includes an indeterminate number of shares of Common Stock as may be issuable upon conversion of the Series A 8% Convertible Preferred Stock and/or exercise of the Warrants registered hereunder pursuant to antidilution provisions of such securities, for which no separate fee is payable.

(4) As a registration fee is being paid on the underlying Common Stock, no registration fee is payable on the Series A 8% Convertible Preferred Stock pursuant to Rule 457(i).

(5) Pursuant to Rule 457(i), the registration fee for the Warrants and the underlying common stock has been calculated based on Registrant's estimate of the value of the Warrants, for which there currently is no trading market, plus the exercise price.
     --------------------------------------------------------------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
     Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                   SUBJECT TO COMPLETION, DATED [May 27], 2003


The information contained in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                               INTELLI-CHECK, INC.

                     SERIES A 8% CONVERTIBLE PREFERRED STOCK
                                    WARRANTS
                                  COMMON STOCK


         This prospectus relates to the public resale, from time to time, of the following securities, up to the amounts shown.

         30,000 shares of Series A 8% Convertible Preferred Stock, par value $.01 per share (the "Series A Preferred Stock").

         Warrants to purchase 113,636 shares of common stock, par value $.01 per share (the "Warrants").

         568,181 shares of common stock, par value $.01 per share, (the "Common Stock") issuable upon conversion of the Series A Preferred Stock and upon exercise of the Warrants.

         On March 27, 2003, we entered into a securities purchase agreement with the selling securityholder. The agreement provided for the sale of 30,000 shares of Series A Preferred Stock and the issuance of 113,636 Warrants. If the selling securityholder converts all of its Series A Preferred Stock and exercises all of the Warrants, we will issue up to a total of 568,181 shares of Common Stock, subject to any adjustments.

         Dividends on the Series A Preferred Stock are cumulative and payable semi-annually beginning September 30, 2003 at the rate of $8 per share per annum. Each share of Series A Preferred Stock is convertible at the option of the holder, at any time, into 15.15 shares of our Common Stock, subject to adjustment if certain events occur. We may redeem any or all of the Series A Preferred Stock at any time after one year from the issuance date at a cash redemption price of $100 per share, provided that the volume weighted average price regular way of our common stock for any 20 out of 30 consecutive trading days equals or exceeds 200% of the conversion price then in effect. We are required to redeem all outstanding Series A Preferred Stock five years from the issuance date. The Warrants permit the holders to purchase shares of Common Stock at a price equal to $6.78 per share, subject to adjustment if certain events occur.

         These securities may be offered and sold by the entity listed on page 14 of this prospectus under the section entitled "Selling Securityholder", or by its transferees. We refer to such persons as the selling securityholder.

         We are registering the offered securities as required under the terms of a registration rights agreement between the selling securityholder and us. We will not receive any proceeds from any sales of the offered securities by the selling securityholder, but will incur expenses in connection with the offering. To the extent that any Warrants are exercised, we will receive an amount equal to the number of shares of Common Stock purchased times the exercise price.

         Neither our Series A Preferred Stock nor the Warrants are listed on any securities exchange and there is no public market for these securities. The Series A Preferred Stock have priority over our Common Stock in the payment of dividends and in the event of liquidation. Holders of Series A Preferred Stock are entitled to vote with the holders of our common stock as a single class on all matters submitted to a vote of the Registrant on an "as converted" basis subject to the applicable rules of the American Stock Exchange.

         We will bear the expenses in connection with the offering, including filing fees and our legal and accounting fees, estimated at $30,000.


         Our common stock is quoted on the American Stock Exchange under the symbol IDN. On [MAY] __, 2003, the last reported sales price of the common stock on the American Stock Exchange was $.___.


         INVESTING IN OUR COMMON STOCK, SERIES A PREFERRED STOCK AND WARRANTS INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.







                 The date of this prospectus is ________, 2003.

                                TABLE OF CONTENTS

RISK FACTORS.............................................................. 4

FORWARD-LOOKING STATEMENTS............................................... 10

USE OF PROCEEDS.......................................................... 11

PRICE RANGE OF COMMON STOCK.............................................. 11

DIVIDEND POLICY.......................................................... 12

ABOUT INTELLI-CHECK, INC................................................. 12

SELLING SECURITYHOLDER................................................... 14

PLAN OF DISTRIBUTION..................................................... 15

[DESCRIPTION OF SECURITIES............................................... 16]


LEGAL MATTERS..........................................................  [18]

EXPERTS................................................................  [19]

WHERE YOU CAN FIND MORE INFORMATION ABOUT US............................ [19]




YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY BE USED ONLY WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

As used in this prospectus, the terms "we," "us," "our," and "Intelli-Check" mean Intelli-Check, Inc., unless we specify otherwise. We are incorporated under the laws of the state of Delaware. Our executive offices are located at 246 Crossways Park West, Woodbury, New York 11797 and our telephone number is (516) 922-1900.

                                  RISK FACTORS

         You should carefully consider the factors described below and other information contained in this prospectus before making a decision to buy any securities registered hereunder. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us, may also impair our business operations. If any of the following risks actually occurs, our business, financial condition or results of operations could be materially and adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. Please refer to "Forward-Looking Statements" on page 10.

                                 FINANCIAL RISKS

WE HAVE INCURRED LOSSES SINCE INCEPTION AND LOSSES MAY CONTINUE, WHICH COULD RESULT IN A DECLINE IN THE VALUE OF OUR SECURITIES AND A LOSS OF YOUR INVESTMENT.

         We sustained net losses of $5,550,234 for the fiscal year ended December 31, 2002. We expect to incur additional expenditures in line with the sales growth of our business. Consequently, if sales were to be below our sales expectations, we would incur additional operating losses.

SHOULD WE BE UNABLE TO OBTAIN ADDITIONAL FINANCING IF NEEDED, WE WOULD BE REQUIRED TO CURTAIL OUR MARKETING AND DEVELOPMENT PLANS AND POSSIBLY CEASE OPERATIONS.

         Our capital requirements have been and will continue to be significant. We anticipate that our currently available cash including approximately $2,800,000 we received from the net sale of our Series A Preferred Stock, expected revenues and additional capital we expect to receive from the exercise of in the money options will be sufficient to meet our anticipated working capital and capital expenditure requirements of approximately $5,000,000, as well as the potential payment of approximately $920,000 awarded to Early Bird Capital through December 31, 2003. See "The finding against us in the Early Bird lawsuit could have a material adverse effect on our ability to continue to fund our operations". If we fail to attain significant sales or a positive cash flow, or options are not exercised, we may be required to reduce certain costs or seek additional equity or debt financing to fund the costs of our operations. We cannot assure you that additional financing will be available to us when needed, on commercially reasonable terms, or at all.

ISSUANCE OF EQUITY SECURITIES, SHOULD WE BE REQUIRED TO RAISE ADDITIONAL CAPITAL, MAY BE ON TERMS THAT ARE DETRIMENTAL TO EXISTING SHAREHOLDERS.

         Should we be required to raise additional working capital to meet our capital requirements, we may continue to offer equity securities for sale, and shareholders would then experience additional dilution. Any new equity securities we issue may have rights, preferences or privileges senior to those of existing holders of common stock. See "Future sales of a large number of shares of our common stock may cause our stock price to decline."

THE FINDING AGAINST US IN THE EARLY BIRD LAWSUIT COULD FORCE US TO RAISE ADDITIONAL CAPITAL WHICH MAY NOT BE AVAILABLE ON SATISFACTORY TERMS AND COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR ABILITY TO CONTINUE TO FUND OUR OPERATIONS.

         This lawsuit was brought as a demand for arbitration by Early Bird Capital Inc. in January 2002, seeking monetary damages of $968,000 from an alleged failure to issue warrants with registration rights pursuant to the terms of a Financial Advisory and Investment Banking Agreement dated as of August 20, 2000. We had not issued the warrants because registration rights were not in the agreement. The arbitration took place in December 2002 and January 2003. $920,000 was awarded by the arbitrators to Early Bird Capital on April 10, 2003. We are evaluating our options with respect to this award, however, payment of the award would diminish the funds we have for working capital potentially requiring us to raise additional capital, which may not be available on satisfactory terms and could have a material adverse affect on our ability to continue to fund our operations.

                          RISKS RELATED TO OUR BUSINESS

ANY DELAY IN THE SELECTION OF AND SECURING A SOURCE FOR THE NEW PLATFORM TO RUN OUR PATENTED TECHNOLOGY BEFORE WE DEPLETE OUR INVENTORY COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR ABILITY TO FULFILL ORDERS FOR OUR PRODUCTS.

         Hand Held Products Inc., formerly known as Welch Allyn, Inc. (HHP), supplies us with our hardware terminals, which run our patented software. HHP has informed us that as of July 9, 2003, they will discontinue manufacturing this model. We are in discussions with HHP and other manufacturers as to which platform we will select as the replacement for our current model. Any delay in securing a new source on satisfactory terms or within the time frame to meet our sales goals could have a material adverse effect on our sales and marketing plans. Additionally, since we do not have direct control over the manufacturing process, the possibility of delays and inconsistencies in quality could result in the failure to fulfill sales orders and the cancellation of potential orders, which could damage our reputation and cause us to lose sales orders.

TECHNOLOGICAL OBSOLESCENCE DUE TO CHANGES IN HARDWARE TECHNOLOGY BEFORE WE SELL OUR EXISTING INVENTORY COULD CAUSE US TO TAKE AN ADJUSTMENT AGAINST INVENTORY, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS.

         Our inventory consists primarily of ID-Check terminals that run our patented software. The inventory was originally received in December 1999. Shortly thereafter, it was returned to the manufacturer for upgrade and became available for sale in the fourth quarter of 2000. We periodically evaluate the current market value of our inventory, taking into account any technological obsolescence that may occur due to changes in hardware technology and the acceptance of the product in the marketplace. We believe that a sufficient market exists to sell with margin the current inventory as well as the remaining units required to be purchased from our manufacturer for which we have paid a deposit of $600,000 for which we took a reserve during the fourth quarter of 2002. The current terminal, for which this deposit was paid, is fully capable of running our patented software since it utilizes a state-of-the art imager/scanner and magnetic stripe reader. Since our policy is to periodically evaluate the market value of the inventory, should we determine in a future period that an adjustment is necessary, we would record such adjustment at that time, which could have a material effect on our results of operations.

IF GOVERNMENTAL AGENCIES WERE TO STOP SHARING DATA WITH US, OUR BUSINESS WOULD BE DAMAGED.

         Currently, a number of states and Canadian provinces which conform to the guidelines established by standardization bodies cooperate with us by providing sample driver licenses and identification cards so that we may program the ID-Check terminal to read and analyze the encoded information found on the driver licences and identification cards. We cannot assure you that these jurisdictions will continue to cooperate with us.

FUTURE GOVERNMENT REGULATION RESTRICTING ACCESS TO INFORMATION ELECTRONICALLY STORED ON DRIVER LICENSES COULD ADVERSELY AFFECT OUR BUSINESS.

         Our products can be used to capture information from driver licenses. Currently, only a small number of our customers are legally restricted from using this information for their own use without customer consent. Because issues of personal privacy are currently a major topic of public policy debate, it is possible that in the future additional customers may be restricted from capturing this information. In that event, we could anticipate an adverse effect on our business.

THE REFOCUSING OF OUR MARKETING EFFORTS HAS EXPOSED US TO LONG SALES AND IMPLEMENTATION CYCLES FOR OUR PRODUCTS.

         Since we have refocused our marketing efforts for Intelli-Check's ID-Check technology from the age verification market to the document verification and access control markets which consist of large retailers and government agencies, we have exposed ourselves to longer sales and implementation cycles for our products. The sales cycle for these prospective customers is lengthy requiring multiple meetings, presentations and a test period, which continues to impact our sales. In addition, budgetary constraints and the slowing of the economy may also continue to delay purchasing decisions by prospective customers. As a result, the time between initial contact with a potential customer and conclusion of a sale of these products typically comprises a period of months and is subject to delays, many of which are beyond our control. We cannot assure you that the refocusing of our marketing efforts will produce sales that will be substantial enough to have a material impact on our revenues or results of operations.

FAILURE TO MANAGE OUR OPERATIONS IF THEY EXPAND COULD IMPAIR OUR FUTURE GROWTH.

         If we are able to expand our operations, particularly through multiple sales to large retailers and government agencies, the expansion will place significant strain on our management, financial controls, operating systems, personnel and other resources. Our ability to manage future growth, should it occur, will depend to a large extent upon several factors, including our ability to do the following:

     o    build and train our sales force;
     o    establish and maintain relationships with distributors;
     o    develop customer support systems;
     o develop expanded internal management and financial controls adequate to keep pace with growth in personnel and sales, if they occur; and
     o    manage the use of third-party manufacturers and suppliers.

         If we are able to grow our business but do not manage our growth successfully, we may experience increased operating expenses, loss of customers, distributors or suppliers and declining or slowed growth of revenues.

OUR ABILITY TO COMPETE MAY BE DAMAGED AND OUR REVENUES MAY BE REDUCED IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS ADEQUATELY.

         Our success depends upon maintaining the confidentiality and proprietary nature of our software and other intellectual property rights. To protect these rights, we rely principally on a combination of:

         o contractual arrangements providing for non-disclosure and prohibitions on use;

         o        patents and pending patent applications;

         o        trade secret, copyright and trademark laws; and

         o        certain technical measures.

         Patent, trade secret, copyright and trademark laws provide limited protection. Because patent applications in the United States are not publicly disclosed until the relevant patent is issued, applications may have been filed, which, if issued as patents, could relate to our services and products as currently designed or as we may modify them in the future to meet the market's requirements. Trade secret, copyright and trademark laws, in combination with the steps we take to protect our proprietary rights, may not adequately prevent misappropriation of those rights. We may be required to bring proceedings in the United States Patent and Trademark office or other legal action to enforce our patents, trademarks or copyrights. We may find it necessary to litigate to protect our trade secrets and know-how. Any legal actions would be costly, timing consuming, and would divert the attention of management and technical personnel.

         The protections provided by laws protecting intellectual property rights do not prevent our competitors from developing, independently, products similar or superior to our products and technologies. In addition, effective protection of copyrights, trade secrets, trademarks, and other proprietary rights may be unavailable or limited in certain foreign countries.

         Our inability or failure to protect our proprietary technology could damage our ability to compete, reduce our revenues and damage our prospects for achieving growth and profitability.

IF OUR FUTURE PRODUCTS INCORPORATE TECHNOLOGY THAT INFRINGES THE PROPRIETARY RIGHTS OF THIRD PARTIES AND WE DO NOT SECURE LICENSES FROM THEM, WE COULD BE LIABLE FOR SUBSTANTIAL DAMAGES THAT WOULD CAUSE A MATERIAL REDUCTION IN REVENUES AND IMPAIR OUR PROSPECTS FOR ACHIEVING GROWTH AND PROFITABILITY.


         We are not aware of our current products infringing on the proprietary rights of third parties. However, in furtherance of the development of our services or products, we may need to acquire licenses for intellectual property to avoid infringement of third party rights or claims of infringement. These licenses may not be available on commercially reasonable terms, if at all. Claims for infringement if made, could damage our business prospects, our results of operations and financial condition, whether or not the claims have merit, by:

         o consuming substantial time and financial resources required to defend against them;

         o diverting the attention of management from growing our business and managing operations;

         o        resulting in costly litigation; and

         o        disrupting product sales and shipments.

         If any third party prevails in an action against us for infringement of its proprietary rights, we could be required to pay damages and either enter into costly licensing arrangements or redesign our products so as to exclude the infringing technology. As a result, we would incur substantial costs, delays in product development, sales and shipments, our revenues may decline substantially and we may not be able to achieve the growth required for us to achieve profitability.

FAILURE TO ATTRACT AND RETAIN MANAGEMENT AND OTHER PERSONNEL MAY DAMAGE OUR OPERATIONS AND FINANCIAL RESULTS AND CAUSE OUR STOCK PRICE TO DECLINE.

         We depend to a significant degree on the skills, experience and efforts of our executive officers and other key management, technical, finance, sales and other personnel. Our failure to attract, integrate, motivate and retain existing or additional personnel could disrupt or otherwise harm our operations and financial results. Although we have employment agreements with each of Frank Mandelbaum, our Chairman and Chief Executive Officer, Edwin Winiarz, our Senior Vice President - Treasurer and Chief Financial Officer and W. Robert Holloway, our Senior Executive Vice President - Sales, securing their employment for varying terms, we do not carry key man life insurance policies covering any employees. The loss of services of certain of our key employees, an inability to attract or retain qualified personnel in the future, or delays in hiring additional personnel could delay the development of our business and have a negative impact on our operating results and financial condition.

                          RISKS RELATED TO THE OFFERING

CONTINUED VOLATILITY IN OUR STOCK PRICE COULD ADVERSELY AFFECT YOUR INVESTMENT.

         The market price of our common stock, like the price of shares of technology companies generally, has been and may continue to be volatile. From January 1, 2002 to March 31, 2003, the closing bid price of our common stock has varied from a high of $19.45 to a low of $2.10 per share, as reported on the American Stock Exchange. If our future operating results are below the expectations of stock market analysts and investors, our stock price may decline. Public announcement of our financial results and business developments may have a significant impact on the market price of our common stock. For example, each of the following could have the effect of temporarily or permanently driving down the market price of our common stock:

         o        shortfalls in revenues or cash flows from operations;

         o        conversions of preferred stock into common stock;

         o        delays in development or roll-out of any of our product; and

         o announcements by one or more competitors of new product introductions, acquisitions or technological innovations.

In addition, the stock market experiences extreme fluctuations in price and volume that particularly affect the market prices of shares of emerging technology companies, such as ours. These price and volume fluctuations are often unrelated or disproportionate to the operating performance of the affected companies. Because of this volatility, we may fail to meet the expectations of our shareholders or of securities analysts, and our stock price could decline as a result. Declines in our stock price for any reason, as well as broad-based market fluctuations or fluctuations related to our financial results or other developments, may adversely affect your ability to sell your shares at a price equal to or above the price at which you purchased them. Decreases in the price of our common stock may also lead to de-listing of our common stock.

FUTURE SALES OF A LARGE NUMBER OF SHARES OF OUR COMMON STOCK MAY CAUSE OUR STOCK PRICE TO DECLINE.

         At March 31, 2003, 8,875,302 shares of our common stock were issued and outstanding. Assuming conversion of all of the shares of Series A Preferred Stock and exercise of all the Warrants there would be 9,443,483 shares issued and outstanding as of the effective date of this prospectus. Of these shares, 7,522,702 shares are presently eligible for resale without restriction, and 568,181 shares being registered for resale under this prospectus will be transferable without restriction under the Securities Act of 1933 after the effective date of this prospectus. Another 1,352,600 shares are eligible for resale subject to the restrictions on volume, manner of sale and other conditions of Rule 144 promulgated under the Securities Act. Sales of large amounts of these shares in the public market could depress the market price of our common stock and impair our ability to raise capital through offerings of our equity securities. Resale of shares of common stock that may be received by holders of outstanding warrants or convertible preferred stock may also dilute substantially the net tangible book value of shares of common stock, which would further impair its liquidity.

WE WILL NOT RECEIVE ANY PROCEEDS OF THE OFFERING OF SECURITIES COVERED BY THIS PROSPECTUS FROM WHICH TO RECOUP THE EXPENSES WE INCURRED.

         Intelli-Check will not receive any proceeds from the offering of securities covered by this prospectus. We have incurred expenses of approximately $30,000.00 in connection with the offering, including expenses of preparation of this prospectus and the related registration statement and fees payable to the SEC, which we cannot recoup from offering proceeds. See "Use of Proceeds."

THERE IS NO MARKET FOR OUR SERIES A PREFERRED STOCK OR THE WARRANTS AND HOLDERS OF THESE SECURITIES MAY HAVE DIFFICULTY SELLING THEM IN THE FUTURE.

         There has been no market for either our Series A Preferred Stock or the Warrants and we cannot assure you that a market will develop and that if such a market develops, there will be sufficient liquidity to permit purchases of these securities in this offering to sell them in the future at or near the offering price.

THE ABSENCE OF ARTHUR ANDERSEN'S CONSENT TO THE USE OF ITS OPINION MAY LIMIT THE REMEDIES AVAILABLE TO PURCHASERS OF SECURITIES PURSUANT TO THIS PROSPECTUS.

         Our inability to obtain Arthur Andersen's consent to the use of its opinion for our financial statements for the 2001 year and the absence of a signed opinion may limit the remedies available to you since your claims against Arthur Andersen LLP under the Securities Act of 1933, as amended, (the "Securities Act") based on these financial statements may be limited. Moreover, even if claims against Arthur Andersen LLP are permitted, Arthur Andersen LLP may not have the financial resources to satisfy any judgment. In addition, notwithstanding that we have not filed the written consent of Arthur Andersen, LLP, our directors and officers may still be able to establish a due diligence defense to any claim relating to those financial statements on the basis that they were made on the authority of our expert which could limit your ability to asset a claim against them.

                           FORWARD-LOOKING STATEMENTS

         This prospectus and the documents we have filed with the Securities and Exchange Commission (SEC) which we have referenced under "Where You Can Find More Information About Us" on page 10 contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our judgment regarding future events. Although we would not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy and actual results may differ materially from those we anticipated due to a number of uncertainties, many of which we are not aware. We urge you to consider the risks and uncertainties discussed under "Risk Factors" and elsewhere in this prospectus and in the other documents filed with the SEC in evaluating our forward-looking statements. We have no plans to update our forward-looking statements to reflect events or circumstances after the date of this prospectus. We generally identify forward-looking statements with the words "believe", "intend," "plan," "expect," "anticipate," "estimate," "will," "should" and similar expressions.

                                USE OF PROCEEDS

         We will not receive any of the proceeds of this offering. To the extent that the Warrants are exercised, we will receive an amount equal to the number of shares of common stock purchased times the exercise price. We cannot predict when or how much we will receive from the exercise, if any, of the Warrants.

                           PRICE RANGE OF COMMON STOCK

         Our common stock has been traded on the American Stock Exchange under the symbol "IDN." since November 1999. The following table sets forth, for the calendar periods indicated, the high and low closing sales prices of our common stock as reported by the American Stock Exchange.

   2001                        LOW             HIGH
   -------------              -----           -------
   First Quarter              $ 3.70           $11.625
   Second Quarter             $ 4.50           $10.60
   Third Quarter              $ 7.40           $14.75
   Fourth Quarter             $10.20           $19.45

   2002
   --------------
   First Quarter              $11.30           $18.19
   Second Quarter             $ 4.85           $15.75
   Third Quarter              $ 2.10           $ 5.90
   Fourth Quarter             $ 2.90           $ 9.87

   2003
   -------------
   January                    $ 6.35           $ 8.44
   February                   $ 5.80           $ 7.66
   March                      $ 6.01           $ 7.70
   [APRIL                     $ 6.15           $ 8.12]


     As of [MAY 15], 2003, there were approximately 67 holders of record of the Common Stock which does not include individual participants in security position listings. On [MAY] ___, 2003, the closing sales price of our common stock was $______ per share.

         There is no market for the Series A Preferred Stock or the Warrants.

                                 DIVIDEND POLICY

         We have never declared or paid any cash dividends on our Common Stock and do not presently intend to do so. Future dividend policy will be determined by our Board of Directors on the basis of our earnings, capital requirements, financial condition and other factors deemed relevant.

         Dividends on the Series A Preferred Stock are cumulative and payable semi-annually beginning September 30, 2003 at the rate of $8.00 per share per annum.

                            ABOUT INTELLI-CHECK, INC.

OVERVIEW
         Our company was formed to develop, manufacture and market an advanced document verification system to enable a user to detect altered, tampered or fake IDs to:

          (i) reduce check cashing, credit card and other types of fraud such as identity theft, the fastest growing crime in America, which principally utilizes fake driver licenses as proof of identity;

          (ii) increase security and deter terrorism at airports, shipping ports, rail and bus terminals, military installations, high profile buildings and other sites where security is a concern; and

          (iii) determine the customer's age and validity of th ID to detect and prevent the use of fraudulent identification for the purchase of alcohol, tobacco and other age-restricted products and to reduce the risk to the retailer of substantial monetary fines, criminal penalties and license revocation for the sale of age-restricted products to minors.

         Our advanced document verification software, which we have licensed to third parties and is contained in our ID-Check unit (terminal) reads in one swipe or scan the encoded data contained on U.S. and Canadian driver licenses, state issued identification cards and military IDs that comply with the standards of the American Association of Motor Vehicle Administrators (AAMVA), the American National Standards Institute (ANSI) and the International Standards Organization (ISO).

         Our terminal or licensed software helps merchants prevent economic loss resulting from identity theft. The availability of high-tech fake ID's exposes retailers to many forms of fraud utilizing fake ID's, which our unit has the capability of helping to detect.

         The terminal or the licensed software are effective tools to enhance security and deter terrorism at airports and other sites where security is increasing. The terminals have been installed in over a dozen major airports to verify the identity of employees and prevent access to secure areas. One major airport recently reordered terminals. Since the tragic events of September 11, 2001, there has been increased interest in our technology to control access and to help deter the threat of terrorism.

         Additionally, in an effort to combat the problems of underage drinking and smoking, the federal government and many states and Canadian provinces have enacted laws requiring businesses that sell age-restricted products to verify the ID of potential customers to determine that they are of legal age to purchase these products. These laws impose stringent penalties for violations. In addition, many states and local governments have set up undercover "sting" operations to detect violations.

         The product we have designed and developed, the IDC-1400 is based on our patented ID-Check (TM) technology. ID-Check provides businesses with a reliable, simple and cost-effective way to reduce economic loss supported by fake or altered driver licenses and to verify age and reduce the risk of severe penalties for non-compliance with laws pertaining to age restricted products. Effective July 9, 2003, our manufacturer will discontinue manufacturing the IDC-1400 terminal and has introduced a new model to replace the existing IDC-1400. We are in discussions with our manufacturer as well as other manufacturers to select a new platform to run our patented software.

         On December 18, 2001, we acquired substantially all the assets of The IDentiScan Company, LLC, a provider of age verification terminals. The IDentiScan products are targeted to the age verification market and they have broadened our product line to better penetrate that market. IDentiScan has been selected to be the exclusive provider of age verification terminals to Sunoco, Inc.

         Our new product, IDN-DLL, is a software application designed to supplement our existing products by replicating the features of ID-Check using a customer's existing hardware (or with minimal additional hardware components) included in Point-Of-Sale (POS) terminals for multi-lane retailers such as grocery and mass-retail stores. Currently, we have five (5) license agreements executed with third parties for integration and sub-licensing of this application.

         We believe the ID-Check solution is the most advanced, reliable and effective technology, which provides users with an easy, reliable, and cost-effective method of document and age verification. We have received encoding formats from most jurisdictions that conform to AAMVA standards. This information, combined with our patented technology, enables the ID-Check software to read, decode and process the information electronically stored on driver licenses. As jurisdictions and AAMVA change their documents and guidelines, we believe our software, together with our programmable terminal, can be adapted to these changes.

         ID-Check terminals do not require a connection to a central database to operate thus negating privacy concerns. Our terminals have the ability to operate add-on peripherals such as printers, bar code scanners, fingerprint readers and other devices. Additionally, our terminals can communicate with personal computers, which could enhance the functionality of the terminals and potentially create the opportunity for sales of other software products by us.

         The ID-Check process is quick, simple and easy to use. After matching the (driver license) photograph to the person presenting the document for identification, the user simply swipes the driver license through the ID-Check terminal if the card has a magnetic stripe or scans it if it has a bar code. The terminal quickly determines if the document:

          (i)  is valid;

          (ii) has been altered or tampered with;

          (iii) has expired; and

          (iv) has a date of birth equal to or greater than th legal age to purchase age restricted products, such as alcohol and tobacco, in the retailer's location.

Then, the terminal will automatically:

          (i) respond to the user by displaying the results i words on the terminal's screen;

          (ii) save information that is permissible by law to the terminal's own memory;

         (iii) print a record of the transaction including the results on a roll of paper similar to that used in cash registers, if an optional printer has been installed; and

          (iv) send the results to a personal computer ("PC") which has Microsoft Windows 95/98/ME/NT/2000/XP for permanent storage when used in conjunction with our Q-Link or C-Link software, which simplifies record keeping by downloading comprehensive ID-Check due diligence data into a PC. This provides a merchant with secure back-up files that include individual and cumulative transaction records, where permitted by law.

         Our initial marketing focus was targeted towards retailers of age-restricted products such as alcohol and tobacco. Because of our technology's enhanced ability to verify the validity of military ID's, driver licenses and state issued ID cards, containing either magnetic stripes or bar codes that conform to AAMVA/ANSI/ISO standards, we have refocused our marketing efforts to address the markets being affected by the cost to industry of "Identity Theft" and the need for enhanced security. As a result of our ID-Check product having the ability to verify the encoded formats of the documents described above, we have already sold our ID-Check unit to some of the largest companies in the gaming industry, a state Port Authority, military establishments, airports, nuclear power plants, high profile buildings and have completed successful tests of our technology in one of the largest mass merchandisers in the United States and a large quasi-government department. We are currently in the test phase with some major public companies. In addition, we have recently signed agreements with some high profile organizations which will promote our technology, such as Northrup Grumman, Mothers Against Drunk Driving (MADD) and the American Association of Airport Executives (AAAE).


                             SELLING SECURITYHOLDER

         The selling securityholder may resell the offered securities from time to time as provided under the section entitled "Plan of Distribution" in this prospectus or as described in a prospectus supplement. We are registering the offered securities as required under the terms of a registration rights agreement between us and the selling securityholder dated as of March 27, 2003. We have agreed, among other things, to bear certain expenses in connection with the registration and sale of the securities being offered by the selling securityholder. See "Plan of Distribution".

         The following table sets forth the ownership of the selling securityholder, the number of shares of Series A Preferred Stock, Common Stock and Warrants beneficially owned by the selling securityholder, and the number of shares which may be offered for resale pursuant to this prospectus. The selling securityholder has not had any position, office or other material relationship with us or our predecessors or affiliates within the past three years. The information included below is based upon information provided by the selling securityholder. Because the selling securityholder may offer all, some or none of its shares, the "After Offering" column of the table assumes the sale of all of its securities; however, we do not know that this will actually occur.

                  The selling securityholder has obtained the shares of Series A Preferred Stock and Common Stock underlying the Series A Preferred Stock, the Warrants and the Common

Stock underlying the Warrants covered in this prospectus through private transactions. Gryphon Master Fund, L.P. is an accredited investor which acquired 30,000 shares of our Series A Preferred Stock and Warrants to purchase 113,636 shares of our Common Stock pursuant to a private placement by us solely to Gryphon Master Fund, L.P. in March 2003 for an aggregate purchase price of $3 million. The Series A Preferred Stock is convertible into 454,545 shares of our common stock subject to adjustment if certain events occur. The issuance of the Series A Preferred Stock and the Warrants in the March 2003 private placement is deemed to be exempt from the registration requirements of the Securities Act, pursuant to Section 4(2) thereof, and was made, in each case, without general solicitation or advertising. We agreed to register for resale the securities being offered by this prospectus under the terms of the registration rights agreement executed in connection with these transactions.


         Gryphon Master Fund, L.P. [IS NOT A REGISTERED BROKER-DEALER, IS NOT AN AFFILIATE OF A REGISTERED BROKER-DEALER AND] is the only selling securityholder [WITH] sole voting and investment power over all of the securities set forth below:



                  SECURITY                                            NUMBER OF SECURITIES OWNED
                  --------                             -------------------------------------------------
                                                       BEFORE OFFERING                    AFTER OFFERING
                                                      ----------------                  -----------------
         Series A 8% Convertible Preferred Stock               30,000                            -0-
         Common Stock underlying Series A
              8% Convertible Preferred Stock                  454,545                            -0-
         Warrants                                             113,636                            -0-
         Common Stock underlying Warrants                     113,636                            -0-


 [THE NATURAL PERSONS WHO HAVE VOTING AND INVESTMENT CONTROL OVER THE SECURITIES
  BEING SOLD BY GRYPHON MASTER FUND L.P. ARE E.B. LYON III AND E.B. LYON IV.]

                              PLAN OF DISTRIBUTION

         Our shares of common stock are traded on the American Stock Exchange under the symbol IDN. We are registering the Warrants and the shares of Series A Preferred Stock and the Common Stock on behalf of the selling securityholder. The Warrants and the shares of Series A Preferred Stock and the Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected at various times in one or more of the following transactions, or in other kinds of transactions:

         o transactions on the American Stock Exchange or on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which the Warrants and the Series A Preferred Stock and the Common Stock may be listed or quoted at the time of sale; in the

         o        over-the-counter market;

         o in private transactions and transactions otherwise than on these exchanges or systems or in the over-the-counter market;

         o        in connection with short sales of the shares;

         o by pledge to secure or in payment of debt and other obligations;

         o through the writing of options, whethe the options are listed on an options exchange or otherwise;

         o in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

         o        through a combination of any of the above transactions.

         The selling securityholder and its successors, including its transferees, pledgees or donees or their successors, may sell the Warrants, Series A Preferred Stock and the Common Stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholder or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

         In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

         We entered into a registration rights agreement for the benefit of the selling securityholder to register the Warrants and our Series A Preferred Stock and the Common Stock under applicable federal and state securities laws. The registration rights agreement provides for cross-indemnification of the selling securityholder and us and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the Warrants, Series A Preferred Stock and the Common Stock, including liabilities under the Securities Act. We will pay substantially all of the expenses incurred by the selling securityholder incident to the offering and sale of the Warrants, Series A Preferred Stock and the Common Stock.

         [WE HAVE ADVISED THE SELLING SECURITYHOLDER THAT DURING THE TIME IT MAY BE ENGAGED IN A DISTRIBUTION OF THE SECURITIES OFFERED BY THIS PROSPECTUS, IT IS REQUIRED TO COMPLY WITH REGULATION M PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"). WITH CERTAIN EXCEPTIONS, REGULATION M PRECLUDES ANY SELLING SECURITYHOLDER, ANY AFFILIATED PURCHASERS AND ANY BROKER-DEALER OR OTHER PERSON WHO PARTICIPATES IN THE DISTRIBUTION FROM BIDDING FOR OR PURCHASING, OR ATTEMPTING TO INDUCE ANY PERSON TO BID FOR OR PURCHASE, ANY SECURITY WHICH IS THE SUBJECT OF THE DISTRIBUTION UNTIL THE ENTIRE DISTRIBUTION IS COMPLETE. REGULATION M ALSO PROHIBITS ANY BIDS OR PURCHASES MADE IN ORDER TO STABILIZE THE PRICE OF A SECURITY IN CONNECTION WITH AN AT THE MARKET OFFERING SUCH AS THIS OFFERING. ALL OF THE FOREGOING MAY AFFECT THE MARKETABILITY OF THE SECURITIES.




                          DESCRIPTION OF OUR SECURITIES

CAPITAL STOCK

         OUR AUTHORIZED CAPITAL STOCK CONSISTS OF 20,000,000 SHARES OF COMMON STOCK, PAR VALUE $.001 PER SHARE AND 1,000,000 SHARES OF PREFERRED STOCK, PAR VALUE $.01 PER SHARE.

COMMON STOCK

         GENERAL. WE HAVE 20,000,000 AUTHORIZED SHARES OF COMMON STOCK. ALL OF OUR SHARES OF COMMON STOCK OUTSTANDING WILL BE VALIDLY ISSUED, FULLY PAID AND NON-ASSESSABLE.

         VOTING RIGHTS. EACH SHARE OF COMMON STOCK ENTITLES ITS HOLDER TO ONE VOTE, EITHER IN PERSON OR BY PROXY, AT MEETINGS OF STOCKHOLDERS. OUR BOARD OF DIRECTORS CONSISTS OF THREE CLASSES EACH OF WHICH SERVES FOR A TERM OF THREE YEARS. AT EACH ANNUAL MEETING OF THE STOCKHOLDERS, THE DIRECTORS IN ONLY ONE CLASS WILL BE ELECTED. THE HOLDERS ARE NOT PERMITTED TO VOTE THEIR SHARES CUMULATIVELY. ACCORDINGLY, THE HOLDERS OF MORE THAN FIFTY PERCENT (50%) OF THE ISSUED AND OUTSTANDING SHARES OF COMMON STOCK CAN ELECT ALL OF OUR DIRECTORS.

         DIVIDEND POLICY. ALL SHARES OF COMMON STOCK ARE ENTITLED TO PARTICIPATE RATABLY IN DIVIDENDS WHEN AND AS DECLARED BY OUR BOARD OF DIRECTORS OUT OF THE FUNDS LEGALLY AVAILABLE FOR PAYMENT OF DIVIDENDS. ANY DIVIDENDS MAY BE PAID IN CASH, PROPERTY OR ADDITIONAL SHARES OF COMMON STOCK. WE PRESENTLY EXPECT THAT ANY EARNINGS WILL BE USED TO DEVELOP OUR BUSINESS AND THAT NO CASH DIVIDENDS ON THE SHARES OF COMMON STOCK WILL BE DECLARED IN THE FORESEEABLE FUTURE. PAYMENT OF FUTURE CASH DIVIDENDS WILL BE SUBJECT TO THE DISCRETION OF OUR BOARD OF DIRECTORS, THEREFORE, CASH DIVIDENDS ON OUR COMMON STOCK MAY NOT BE PAID IN THE FUTURE.

    MISCELLANEOUS RIGHTS AND PROVISIONS. HOLDERS OF COMMON STOCK DO NOT HAVE:

o    PREEMPTIVE OR OTHER SUBSCRIPTION RIGHTS;
o    CONVERSION RIGHTS;
o    REDEMPTION; OR
o    SINKING FUND PROVISIONS.

         IN THE EVENT OF OUR LIQUIDATION OR DISSOLUTION, WHETHER VOLUNTARY OR INVOLUNTARY, EACH SHARE OF COMMON STOCK IS ENTITLED TO SHARE RATABLY IN ANY ASSETS AVAILABLE FOR DISTRIBUTION TO OUR HOLDERS OF COMMON STOCK AFTER SATISFACTION OF ALL LIABILITIES, INCLUDING PAYMENTS TO HOLDERS OF OUR PREFERRED STOCK.

PREFERRED STOCK

         OF THE 1,000,000 SHARES OF PREFERRED STOCK, 30,000 SHARES ARE DESIGNATED AS SERIES A 8% CONVERTIBLE PREFERRED STOCK, PAR VALUE $.01 PER SHARE.

         SERIES A 8% CONVERTIBLE PREFERRED STOCK

         (I) FACE AMOUNT: THE FACE AMOUNT PER SHARE OF THE SERIES A PREFERRED STOCK IS $100.00.

         (II) DIVIDENDS: DIVIDENDS ON THE SERIES A 8% CONVERTIBLE PREFERRED STOCK ARE PAYABLE IN CASH SEMI-ANNUALLY BEGINNING ON SEPTEMBER 30, 2003 UNTIL CONVERTED OR REDEEMED AT THE RATE OF $8.00 PER SHARE PER YEAR. DIVIDENDS ON THE SERIES A PREFERRED STOCK WILL BE PAID IN PREFERENCE TO ANY DIVIDENDS PAID TO THE HOLDERS OF OUR COMMON STOCK OR ANY OTHER SERIES OF OUR PREFERRED STOCK MADE JUNIOR TO THE SERIES A PREFERRED

STOCK OF ANY AMOUNTS PAID SUCH HOLDERS ON THE REDEMPTION, REPURCHASE OR RETIREMENT OF ANY SUCH OTHER STOCK.

         (III) LIQUIDATION: (A) UPON ANY LIQUIDATION, DISSOLUTION OR WINDING UP OF THE COMPANY, WHETHER VOLUNTARY OR INVOLUNTARY, THE HOLDERS OF THE SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK SHALL BE ENTITLED, BEFORE ANY DISTRIBUTIONS SHALL BE MADE TO THE HOLDERS OF THE COMMON STOCK, OR ANY OTHER CLASS OF OUR CAPITAL STOCK RANKING JUNIOR TO THE SERIES A CONVERTIBLE PREFERRED STOCK, TO BE PAID AN AMOUNT (THE "SERIES A LIQUIDATION AMOUNT") EQUAL TO $100 PER SHARE PLUS THE AMOUNT OF ANY ACCRUED AND UNPAID DIVIDENDS TO THE PAYMENT DATE. WRITTEN NOTICE OF SUCH LIQUIDATION, DISSOLUTION OR WINDING UP, STATING A PAYMENT DATE, THE SERIES A LIQUIDATION AMOUNT AND THE PLACE WHERE SAID SUMS SHALL BE PAYABLE SHALL BE GIVEN BY MAIL, POSTAGE PREPAID, NOT LESS THAN 30 DAYS PRIOR TO THE PAYMENT DATE STATED THEREIN, TO THE HOLDERS OF RECORD OF THE SERIES A CONVERTIBLE PREFERRED STOCK, SUCH NOTICE TO BE ADDRESSED TO EACH SHAREHOLDER AT HIS POST OFFICE ADDRESS AS SHOWN BY OUR RECORDS.

         (IV) CONVERSION RIGHTS: EACH SHARE OF THE SERIES A PREFERRED STOCK WILL BE CONVERTIBLE AT THE TIME OF THE HOLDERS' OPTION INTO SHARES OF OUR COMMON STOCK AT A CONVERSION PRICE OF $6.60 PER SHARE, SUBJECT TO ANTI-DILUTION ADJUSTMENTS.

         (V) VOTING RIGHTS: HOLDERS OF SERIES A PREFERRED STOCK WILL HAVE VOTING RIGHTS ON AN AS IF CONVERTED BASIS AND WILL VOTE AS A SINGLE CLASS WITH HOLDERS OF OUR COMMON STOCK WITH EACH SHARE OF PREFERRED STOCK HAVING 15.15 VOTES PER SHARE. FRACTIONAL VOTES WILL NOT BE PERMITTED. ANY FRACTIONAL VOTING RIGHTS RESULTING AFTER AGGREGATING ALL SHARES SHALL BE ROUNDED TO THE NEAREST WHOLE NUMBER (WITH ONE-HALF BEING ROUNDED UPWARD).

         (VI) SALE OF SHARES AT PRICES BELOW THE INITIAL CONVERSION PRICE: IF AT ANY TIME OR FROM TIME TO TIME, SUBSEQUENT TO THE ISSUANCE DATE WE ISSUE OR SELL, OR ARE DEEMED TO HAVE ISSUED OR SOLD SHARES OF OUR CAPITAL STOCK FOR CONSIDERATION OF A PRICE OF LESS THAN $6.60 PER SHARE, THE CONVERSION PRICE SHALL BE ADJUSTED.

         FOR PURPOSES OF THIS PARAGRAPH, SALES OR ISSUANCES OF OUR CAPITAL STOCK SHALL NOT INCLUDE ANY COMMON STOCK ISSUED OR TO BE ISSUED (I) PURSUANT TO THE EXERCISE OF ANY STOCK OPTIONS OR WARRANTS OUTSTANDING AS OF MARCH 27, 2003 OR OPTIONS OR WARRANTS ISSUED AFTER THE DATE HEREOF HAVING AN EXERCISE PRICE EQUAL TO OR GREATER THAN OUR CURRENT MARKET PRICE, AS DEFINED, OR (II) PURSUANT TO ANY COMPENSATION OR INCENTIVE PLAN FOR OFFICERS, DIRECTORS, EMPLOYEES OR CONSULTANTS OF OUR COMPANY WHICH HAS BEEN APPROVED BY OUR COMPENSATION COMMITTEE.

         (VII) REDEMPTION: WE ARE REQUIRED TO REDEEM ALL SERIES A PREFERRED STOCK OUTSTANDING ON MARCH 27, 2008 AND WE HAVE THE OPTION TO REDEEM ALL OR ANY PORTION THEREOF AFTER MARCH 27, 2004 IF THE VOLUME WEIGHTED AVERAGE PRICE REGULAR WAY PER SHARE OF OUR COMMON STOCK IS AT LEAST
200% OF THE THEN CURRENT CONVERSION PRICE FOR ANY 20 OUT OF 30 CONSECUTIVE TRADING DAYS AFTER MARCH 27, 2004 AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION CAN BE SOLD WITHOUT RESTRICTION ON RESALE UNDER U.S. SECURITIES LAWS. THE REDEMPTION PRICE IS $100 PER PREFERRED SHARE.

         WARRANTS

         WE HAVE ISSUED TO THE HOLDER OF THE SERIES A PREFERRED STOCK A WARRANT TO PURCHASE 113,636 SHARES OF OUR COMMON STOCK, EXERCISABLE AT ANY TIME UNTIL MARCH 27, 2008 AT AN EXERCISE PRICE OF $6.78. IF AT ANY TIME OR FROM TIME TO TIME, SUBSEQUENT TO THE ISUANCE DATE WE ISSUE OR SELL, OR ARE

DEEMED TO HAVE ISSUED RIGHTS, WARRANTS, OPTIONS OR CONVERTIBLE OR EXCHANGEABLE SECURITIES AT A PRICE PER SHARE LESS THAN $6.78, THE EXERCISE PRICE SHALL BE ADJUSTED.]

                                  LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by the law firm of Beckman, Lieberman & Barandes, LLP, in Jericho, New York.

                                     EXPERTS

The financial statements of Intelli-Check, Inc. at December 31, 2002, and for the year then ended, have been audited by Grant Thornton LLP, independent auditors, and at December 31, 2001 and for the year ended December 31, 2001 and December 31, 2000, by Arthur Andersen LLP, independent auditors; as indicated in their reports thereon. These financial statements are incorporated by reference herein and in the Registration Statement, and are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing. After reasonable efforts, we have been unable to obtain the consent of Arthur Andersen LLP ("Andersen") to the incorporation by reference in the Registration Statement of which this prospectus is a part of Andersen's reports of its audits of our financial statements at December 31, 2001 and for the two years in the period ended December 31, 2001. Under these circumstances, under Rule 437(a) under the Securities Act of 1933 (the "Act") we may file the Registration Statement without Andersen's consent. In the absence of Andersen's consent, persons acquiring shares of the Company's common stock pursuant to this prospectus will be unable to assert a claim against Andersen under Section 11(a) of the Act in the event of any untrue statement of material fact or any material omission in the financial statements audited by Andersen or in its reports with respect thereto.

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, NW, Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Rooms. Our SEC filings are also available to the public on the SEC's Website at "http://www.sec.gov."

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement. We have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. For further information about us and the securities, you should refer to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, you should refer to the copy of such contract or document filed as an exhibit to or incorporated by reference in the registration statement. Each statement as to the contents of such contract or document is qualified in all respects by such reference. You may obtain a copy of the registration statement, or any of our other filings with the SEC, from the SEC's principal office in Washington, D.C. upon payment of the fees prescribed by the SEC.

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. The documents we are incorporating by reference are:

o Our annual report on Form 10-K for our fiscal year ended December 31, 2002;

o    Our reports on Form 8-K dated June 12, 2002 and October 4, 2002;

o The description of our securities contained in our registration statement on Form SB-2, File No. 333-87797, dated November 21, 1999;

o The description of the rights distributed to our shareholders in October 2001 contained in our registration statement on Form S-3, File No. 333-59595, dated October 5, 2001; and

o The descriptions of our Series A 8% Convertible Preferred Stock and the Warrants issued therewith contained in our current report on Form 8-K dated April 8, 2003.


         You may request a copy of these filings at no cost, by writing or telephoning our secretary at the following address:

                  Intelli-Check, Inc.
                  246 Crossways Park West
                  Woodbury, New York 11797
                  (516) 992-1900

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.   Other Expenses of Issuance and Distribution


SEC Registration Fee...................... $      167
Accounting Fees and Expenses..............      5,000
Legal Fees and Expenses...................     20,000
Miscellaneous.............................      4,833
                                           ----------
Total.....................................    $30,000
                                           ==========


Item 15.  Indemnification of Directors and Officers

Intelli-Check's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Section 145 of the Delaware General Corporation Law. Delaware law provides that the directors of a corporation will not be personally liable to such corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability
(i) for any breach of their duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derives an improper personal benefit. Intelli-Check's By-laws provide that the Company shall indemnify its directors and officers under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and the Company is required to advance expenses to its officers and directors as incurred in connection with proceedings against them for which they may be indemnified.

Item 16.   Exhibits

3.1 Certificate of Incorporation, as amended (Incorporated by reference to Exhibit 3.1 to Registrant's Registration Statement on Form SB-2, File No. 333-87797

3.2 Certificate of Designation of Preferred Stock of Intelli-Check, Inc. (Incorporated by reference to Exhibit 3.3 to Registrant's Annual Report on Form 10-K filed March 31, 2003).

4.1 Specimen Common Stock Certificate (Incorporated by reference to Exhibit 4.1 to the Registrant's Registration Statement on Form SB-2, File No. 333-87797)

4.2  Warrant to Gryphon Master Fund, L.P. (Incorporated by reference to Exhibit
     4.3 to Registrant's Annual Report on Form 10-K filed March 31, 2003).

5    Opinion of Beckman, Lieberman & Barandes, LLP *

10.1 Securities Purchase Agreement between Intelli-Check, Inc. and Gryphon Master Fund, L.P. dated March 27, 2003 (Incorporated by reference to
     Exhibit 10.16 to Registrant's Annual Report on Form 10-K filed March 31,
     2003).

10.2 Registration Rights Agreement between Intelli-Check, Inc. and Gryphon Master Fund, L.P. dated March 27, 2003 (Incorporated by reference to
     Exhibit 10.17 to Registrant's Annual Report on Form 10-K filed March 31,
     2003).

23.1 Consent of Grant Thornton LLP

23.2 Consent of Arthur Andersen, LLP **

23.4 Consent of Beckman, Lieberman & Barandes, LLP (included in Exhibit 5 hereof) 24 Powers of Attorney (included in the signature pages hereof)

--------
*  To be filed by amendment
** Pursuant to Rule 437a promulgated under the Securities Act, no consent is filed herewith.


Item 17.          Undertakings

         (a) The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                  (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended (the "Act"), each filing of the Registrant's annual report pursuant to Section 13 (a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to securityholders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report to securityholders that is specifically incorporated by reference in the prospectus and to provide such interim financial information.

         (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in [WOODBURY], New York on the [27TH] day of [MAY], 2003.


                                     Intelli-Check, Inc.

                                     By: /s/ Frank Mandelbaum
                                        --------------------------
                                        Frank Mandelbaum
                                        Chairman of the Board and
                                        Chief Executive Officer



         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on [MAY 27], 2003 by the following persons in the capacities indicated [:]




           Signature                          Title
           ---------                          -----

/s/ Frank Mandelbaum
---------------------
Frank Mandelbaum             Chairman of the Board and Chief Executive Officer

/s/ Edwin Winiarz
---------------------
Edwin Winiarz                Senior Executive Vice President, Treasurer,
                             Chief Financial Officer